Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

November 12, 2007	Richard E. Leone
Manager – Investor Relations
rleone@rtiintl.com
330-544-7622

RTI AND BOEING ENTER INTO LONG-TERM SUPPLY AGREEMENT

ESTIMATED AT OVER $900 MILLION TO SUPPORT 787 PRODUCTION
•	Agreement Estimated to Generate in Excess of $900 Million in Revenue Commencing in 2008

•	Agreement Represents Additional Boeing 787 Dreamliner Long-Term Supply Agreement and First Direct Long-Term Agreement with Boeing on 787 Program
Niles, Ohio – RTI International Metals, Inc., (NYSE: RTI) announced today that it has signed a ten-year agreement with The Boeing Company (Boeing) to supply extruded, welded and fully machined value-added structural titanium components for the Boeing 787 Dreamliner. The contract is estimated to generate in excess of $900 million in revenue over its term which commences in 2008 and runs through 2017.
RTI will act as the lead integrator on the PAX Floor Pi-Box Seat Track program through its Fabrication & Distribution Group (F&D). RTI’s Houston and recently completed Montreal facilities, as well as multiple supply chain partners, will support the production of the finished titanium components used for the seat tracks in the floor structure of the Boeing 787.
This requirements-based contract extends RTI’s role related to seat tracks on the 787 program that commenced with its earlier contracts with Fuji Heavy Industries, Ltd. (FHI) and Kawasaki Heavy Industries, Ltd. (KHI). RTI will begin recognizing revenue from this new contract at a modest level in 2008, ramping up in the second half of 2009. It is anticipated that the agreement should hit full rate by mid 2010 generating revenue in excess of $100 million per year.
“Our combined total of $4.0 billion in recently signed long-term agreements, including the one announced today, positions us extremely well for accelerated growth and profitability in 2010 and beyond,” said Dawne Hickton, Vice Chairman and CEO. “This contract deepens RTI’s long-term participation in the 787 program and is another step forward in the Company’s long-term strategy to be a fully-integrated supplier of higher value-added products and services. The contract
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also reinforces RTI’s ability to invest in and leverage its vertically integrated supply chain to add value as well as provide complete solutions to our customers globally.”

Conference Call:

RTI International Metals, Inc. has scheduled a 30-minute conference call for Monday, November 12, 2007, at 2:00 p.m., Eastern Time, to discuss this press release. To participate in the call, please dial toll free (USA/Canada) 877-493-9121 or (International) 973-582-2750 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Monday, November 19, 2007, by dialing (USA/Canada) 877-519-4471 or (International) 973-341-3080 and Digital Pin Code 9452617.
RTI International Metals®, headquartered in Niles, Ohio, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, ultimate titanium content per copy and actual aircraft build rates for the 787 program, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
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